Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q1 2017 Big Lots Inc Earnings Call EVENT DATE/TIME: MAY 26, 2017 / 12:00PM GMT
OVERVIEW:
Co. reported 1Q17 net sales of $1.297b and income of $51.5m or $1.15 per diluted share. Expects FY17 diluted EPS to be $4.05-4.20 and 2Q17 diluted EPS to be $0.58-0.63.

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andrew D. Regrut Big Lots, Inc. - VP of IR
David J. Campisi Big Lots, Inc. - CEO and President
Timothy A. Johnson Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

CONFERENCE CALL PARTICIPANTS
Alvin C Concepcion Citigroup Inc, Research Division - VP and Senior Analyst
Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - Analyst
Bradley Bingham Thomas KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst
Brian William Nagel Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst
Daniel Ray Wewer Raymond James & Associates, Inc., Research Division - Research Analyst
David M. Mann Johnson Rice & Company, L.L.C., Research Division - Special Situations Analyst
Laura Allyson Champine Roe Equity Research, LLC - Senior Analyst for Consumer and Retail
Matthew Robert Boss JP Morgan Chase & Co, Research Division - MD and Senior Analyst
Patrick Gerard McKeever MKM Partners LLC, Research Division - MD, Sector Head, and Senior Analyst
Paul Elliott Trussell Deutsche Bank AG, Research Division - Research Analyst
Sean Stephen Kras Barclays PLC, Research Division - Research Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots Q1 2017 Earnings Conference Call. This call is being recorded. (Operator Instructions)

At this time, I would like to turn the -- I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Thanks, Eric, and good morning, everyone. Thank you for joining us for our first quarter conference call. With me here today in Columbus are David Campisi, our CEO and President; and Tim Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our safe harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results.

This morning, David will start the call with a few opening comments. T.J. will review the financial highlights from the quarter and the outlook for fiscal 2017, and David will complete our prepared remarks before taking your questions.

With that, I'll now turn the call over to David.

David J. Campisi - Big Lots, Inc. - CEO and President

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

Thanks, Andy, and good morning, everyone. I'm pleased to report record earnings per share for the first quarter despite a very challenging retail environment. Earnings per share increased 40% over last year and ended above our guidance range. After a slow start in February, our Ownable and Winnable merchandise strategy demonstrated its resiliency by bouncing back in March and April, and we are off to a solid start to Q2 in the first 3-plus weeks of May.

From a merchandise category perspective, Soft Home was up low single digits on top of a 7% increase last year, with strength in bath, frames, decorative textiles and decor. Congratulations to Martha, Kevin and the entire team as they continue to win with new trend-right merchandise assortments, improved through the disciplines of QBFV or quality brand fashion and value and with higher AURs. During Q2, in June, we will be making some space changes to expand window and bath and edit frames, all part of our continuous focus on making the space and in-store assortments more productive.

Furniture was also up low single digits on top of a 6% increase last year. Another good quarter for Robert and the Furniture team, overcoming the challenges from delayed income tax refunds during the peak selling period for the industry. We're expanding Furniture as well this summer. In July, we will increase space in this Ownable category, making room for an incremental sofa/love seat combination, an additional mattress and a new bedroom set, sharpening the saw through edit-to-amplify from other categories in our business.

Next is Seasonal, comping positive for the quarter on top of a 7% increase last year. Great job by Michelle, Steve and the team. As you may recall, near-perfect weather contributed to an early sell-through of lawn and garden and summer assortments, leaving us with low inventory levels as the height of the selling season approached. The team factored this into our spring '17 plans, and we are well positioned for the warm months to come as Jennifer decorates and prepares for her outdoor living space.

Food was down low singles for the quarter. I am positive on the work which has been done here over the last 12 months. The team has done a very good job analyzing our assortment versus industry bestsellers, and we will kick off a NVO reset in June with the goal of further improving consistency on over 400 key SKUs in our offering, probably the most competitive category out there right now, with the competition ramping up, both new and online, and pricing always a topic of conversation.

Consumables was down low singles in Q1, but I also like what I see coming here down the road. Vendor relationships continue to get better and better as we look for more consistency with product. In fact, this month, we completed our expansion of the over-the-counter medications and nutritional supplements with a new, national, branded never out program. And while it's early in the transition, the results thus far have been very encouraging.

Rounding out the balance of the store, the categories of Hard Home, Electronics, Toys & Accessories were down to last year, which was planned. These businesses continue to downsize and donate footages to the other areas of the store, namely Furniture and HBC, but the teams have been relentless in leveraging edit-to-amplify and SKU optimization to improve the productivity per foot and the relevance in the space. Expanding our Ownable, Winnable categories is crucial to our long-term strategy, one team, one goal. And I truly appreciate the trust and teamwork from Bob and Alicia's teams.

Moving on to marketing and our online initiatives. In Q1, we celebrated the 1 year anniversary of our e-comm platform. The team has done a very good job of staying focused on "crawl, crawl, walk, run" strategy as we learn more and more about Jennifer and how she is using this online channel. In fact, Q1 was our best performance yet from an overall operating perspective. All of our execution and operations are here in Columbus, and I am happy with how our start-up continues to improve.

Additionally, from a marketing perspective, our presence on social media continues to grow and expand, with Facebook now averaging 7 million unique users per week and Twitter averaging 3.5 million impressions per month, and we've also seen gains on Pinterest, Instagram, which is our fastest-growing channel.

In stores, our team executed another highly successful point-of-sale campaign to support the life-saving work and research at Nationwide Children's Hospital located here in Columbus, Ohio. Nationwide Children's Hospital serves patients and families from all 50 states and over 50 countries. And during a 4-week period, our team raised $2.4 million. My sincere thanks to Mike, Nick and the entire field organization and anyone involved in the campaign, there are many, for a job very well done. And a special congratulations to Danny Seward, our store team leader, and his entire team in Searcy, Arkansas, our top-performing store again for this campaign.

We have great people in our stores organization helping us do what we do for good. Their passion, energy, and generosity is nothing short of amazing. Philanthropic and community efforts are on the rise at Big Lots, and I am confident this aligns us even tighter to Jennifer's needs and aspirations.

With that, I'll now turn the call back over to T.J. for additional color on the numbers.

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Thanks, David, and good morning, everyone. Net sales for the first quarter of fiscal 2017 were $1.297 billion, a decrease of 1.2% versus the $1.313 billion we reported last year, with the decline resulting from a combination of lower same-store sales and fewer stores opened year-over-year.

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

Comparable store sales for stores open at least 15 months plus e-commerce sales decreased 0.9%, which compares to our guidance of flat to plus 2%. As a reminder, in Q1 of last year, comps increased 3%, so from a comparison perspective, this quarter was our most difficult comp of the year.

As we discussed on our last call, February was a very challenging month due to the delays in tax refund activity. Once refund checks were released, we did see a pronounced lift in our business, but as it played out, not enough to recover from the soft start. We were encouraged to see positive low single-digit comps in March, and we experienced positive mid-single digits in April and for the combined period of Marple, or March and April. Probably the most encouraging data point from a sales perspective is May or early Q2 sales, which are comfortably above last year. But I'll speak to Q2 expectations in just a moment.

Income for the first quarter was $51.5 million or $1.15 per diluted share, which compares to our guidance of $0.95 to $1.05 per diluted share. This record EPS result represents a 40% increase over last year's adjusted income of $40 million or $0.82 per diluted share.

The gross margin rate for the quarter was 40.4%, an increase of 100 basis points compared to last year's first quarter rate, with the improvement resulting from continuing good news in our shrink and store inventories, lower freight costs, and improved IMU, both from a cost and a merchandise mix perspective. I do want to thank Steve and Nick and the Asset Protection and stores teams for embracing new initiatives and enhanced focus on inventory and loss control. Great job, with still an opportunity to help drive overall company performance going forward.

Total expense dollars were $445 million, and the expense rate of 34.3% was approximately 20 basis points lower than last year's adjusted rate and consistent with our guidance. The income tax rate for the quarter was 34.1%, with favorability resulting from the change in equity accounting of approximately $0.07 per diluted share. Absent this change, the tax rate would have been approximately 38%.

Moving on to the balance sheet, inventory ended the first quarter of fiscal 2017 at $836 million compared to $807 million last year, with inventory levels per store increasing 5%. Under Lisa's leadership, working with our GMMs and the entire BPARM organization, inventories are fresh and appropriately placed by category to support our sales growth in Q2, particularly in Ownable, Winnable categories like Seasonal, Furniture, and Soft Home.

We intentionally are carrying more inventory in Seasonal given our learnings from last year, and we're intentionally carrying more inventory at the end of Q1 to support the transitions and resets in Home, Food and Consumables. The large majority of Q1 inventory growth will prove to be timing as we move through Q2. During Q1, we opened 2 new stores and did not close any stores, leaving us with 1,434 stores and total selling square footage of 31.6 million.

Capital expenditures for the first quarter of 2017 were $22 million compared to $19 million last year, and the depreciation expense was $28.6 million, a decrease of $1.1 million to last year. We ended the first quarter with $66 million of cash and cash equivalents and $116 million of borrowings under our credit facility. This compared to $64 million of cash and cash equivalents and $154 million of borrowings under our credit facility last year.

Our use of cash generated by operations was focused on returning cash to you, our shareholders, through both share repurchases and dividends while lowering overall debt levels. In the first quarter of fiscal 2017, we invested $34 million to repurchase 700,000 shares, leaving us with $116 million available on our current share repurchase authorization as of the end of Q1.

Additionally, we returned $11 million to shareholders in the form of our quarterly dividend payment of $0.25 per common share made in April. As noted in the separate press release this morning, our Board of Directors declared a quarterly cash dividend for the second quarter of fiscal 2017, also at $0.25 per common share. This dividend is payable on June 23, 2017, to shareholders of record as of the close of business on June 9, 2017.

Now turning to forward guidance. For Q2, we expect income to be in the range of $0.58 to $0.63 per diluted share, representing a 12% to 21% increase compared to last year's income of $0.52 per diluted share. Our guidance assumes positive comps in the low single-digit range compared to a 0.3% increase for the same period last year. The gross margin rate for second quarter of fiscal 2017 is expected to be similar to last year, and expenses as a percent of sales are expected to be lower than last year.

For fiscal 2017, we have raised our guidance for income in the range of $4.05 to $4.20 per diluted share compared to prior guidance of $3.95 to $4.10 per diluted share. The increase is reflective of our above-plan performance in Q1 and would represent an 11% to 15% increase over adjusted income of $3.64 per diluted share in 2016.

This guidance is based on comparable store sales increase in the range of 1% to 2% and total sales up 2% to 3% to last year as the comp and the 53rd week are expected to be partially offset by a lower overall store count. We continue to believe this level of financial performance will result in cash flow of approximately $180 million to $190 million.

With that, I'll turn the call back over to David.

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

David J. Campisi - Big Lots, Inc. - CEO and President
Thanks, T.J. Before we open the line for questions, I want to share a few thoughts in closing. Earlier this month, I celebrated my fourth anniversary as CEO of Big Lots, and it has been an incredible 4 years, maybe the most rewarding of my 40-plus years in retail. When I look back and consider the transformation in our company in 4 short years, I could not be more proud of the team and what has been accomplished.

Our Ownable and Winnable merchandising strategy is resonating with Jennifer in a very challenging retail environment. Our associate engagement and culture has never been stronger, and we have consistently delivered value to our shareholders by doing what we said we'd do. But we are still at the beginning of the beginning, and the best is still ahead of us.

Our brand identity initiative will redefine who we are and why we exist and how we are different. Our goal is to stand out from other retailers and create an environment where Jennifer is part of our family, where we make an emotional connection with her and the community where she lives. The Store of the Future reflects this way of thinking: personalizing the entire Big Lots experience with Jennifer. It is not a typical store remodel program. It is challenging legacy paradigms that have been with discount retail and Big Lots for a long time and carefully improving every aspect and interaction with Jennifer.

The Store of the Future shopping experience showcases our passion and desire to serve. Later this year on September 19, we will host an Investor and Analyst Conference here in Columbus to provide more detail and context on the next chapter of our company.

Since I arrived here in Columbus, Phil Mallott has served as the non-executive Chairman of the Board. Earlier this week, the board agreed with Phil stepping aside and appointed Jim Chambers to the non-executive Chair. I want to thank Phil for his guidance and leadership over the last 4 years. It has been a pleasure working with him, and I look forward to his continued partnership as a member of our board. I also want to congratulate Jim and welcome him into the new role.

In addition, this week, we received support on all items presented to our shareholders during the proxy season. I want to say a very sincere thank you to our loyal and long-term shareholder base for their confidence.

I want to thank our teams in our stores, our distribution centers and here in the headquarters in Columbus. I appreciate your support and passion in executing our strategic initiatives and giving back to the communities of Jennifer. We are One Team with One Goal, and Q1 is another example of how we are winning together. It's clearly not business as usual here at Big Lots.

And with that, I'll turn the call back over to Andy.

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Thanks, David. Eric, will you please open the lines for questions at this time.

QUESTION AND ANSWER

Operator

(Operator Instructions). And we'll take the first question from Dan Wewer with Raymond James.

Daniel Ray Wewer - Raymond James & Associates, Inc., Research Division - Research Analyst

David, I wanted to ask you about the changes in Consumables, to get a bit more detail on what changes the customer is going to see. And then also, what are your expectations for when those categories could turn positive? I know the comparisons are easier in Q2, but is it really the third quarter when we should begin to expect that better momentum?

David Campisi - Big Lots, Inc. - President and CEO

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

Dan, it's David. It's a good question. I would say a couple of ways to answer that. I don't think we're probably going to have a positive comp in Q2, but it could be somewhere in that flattish range. But I would tell you the changes that are being made there is just the team has really wrapped their arms around industry -- what's really working in the industry and making sure that we're covered in those categories in dry grocery and as well as the freezer/coolers. But it's taken a lot of effort and a long time to get that figured out and get that done, so we'll start to see that payback, I think, in the back half of the year. And I reviewed all those assortments with Lisa and Michelle and Debbie and the team, and the product offerings for fall and also for spring of '17 look so much better than what we've had on our floor for the longest time. So the changes are hard to explain other than the fact that it's more -- there's more SKUs being added. As an example, in Food, we're doubling the SKU count on NVOs as we move into '17, but some of that's going to happen, as I said on the call, in June as well. So that's going to help us with more consistency so that the product is coming in the stores on a regular basis versus some of the challenges we've been faced with. And I think you're going to see significant improvement in our world market, if you want to call it that, our gourmet section with Hispanic and Asian. And so in that area, we have a buyer in there who is very passionate. I think she's been in that role now almost a year, maybe a little bit more. But the assortment side, I'm seeing, for gift-giving in that area for the back half of the year is absolutely phenomenal. So those are some of the changes. And then I would tell you, in the Consumables, it's taken a long time, and our team has just been relentless. And we now -- you go into our stores and you will see the branded over-the-counter meds, like an Advil, Aleve and so on. And it's really a good thing not only to have the team being able to negotiate, finally get through the front door with that particular company that sells all those brands, but we've added -- we've upped the count on the Sound Body, which is our private brand. So larger count -- so when you look at the 2 on the shelf, you're going to see a significant change in there. And as I said on the prepared remarks, we are already seeing, as the stores have been setting this week, some really, really nice performance in that area. So some excitement coming, but that's really...

Daniel Ray Wewer - Raymond James & Associates, Inc., Research Division - Research Analyst

And then just -- also, just a follow-up for T.J. on the guidance. On gross margin rate, expected to be flat in Q2. Recognize that the freight -- we're anniversary-ing the leverage on freight expense, but I would have thought that the shrink -- lower shrink accrual could continue. And then also, just on the balance sheet, I did see there was a reduction in the accruals for both salaries and wages as well as operating expenses. Does that have any impact or any benefit on the Q2 expense outlook that you were talking about?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Okay. Let me see if I can touch on those, Dan. First off, the second quarter guidance from a margin perspective, please understand we're up against 100 basis points of improvement from a year ago. So we are starting to lap, particularly from a freight perspective, some of the opportunities that we've harvested over the last 12 months. That starts in Q2. I think the second point to remember is our markdown rate last year was unusually low given the high, high sell-through that we had in first quarter on lawn and garden and summer. So essentially, we were much more, from a rate perspective -- if you're just focused in on rate, the opportunity to drive gross margin dollars in Seasonal in the second quarter is much greater, but there will be markdowns associated with it. So we make more money, but from a rate perspective, an unusually low markdown rate last year in second quarter. Second part of your question, from a go-forward perspective -- understanding where we were last year, but from a go-forward perspective, we have done, we think, a very good job negotiating new ocean contracts, but those rates do not go down year-over-year. They actually go up slightly, which we think is a good result, given the market conditions overseas and how low rates were a year ago. So freight is not likely a benefit going forward to the extent it has been. From a shrink perspective, we are very bullish on our shrink results, and that is reflected in our updated accruals as of the end of Q1. So we take all of our inventory results from January all the way through April and try to forecast forward what the stores that have yet to inventory are going to look like. So we have done as best we can updating the shrink accrual rate as of the end of first quarter and capturing all that benefit out of roughly 900 stores but also an expectation for what the next 500 look like. From a balance sheet perspective, I think -- the second part of your question, I think part of that change that you might be noticing is the difference in pension year-over-year could be impacting those line items that you're referring to. So you may recall we froze and terminated and have now since paid out and sold off the pension balances to a third party. So those are no longer on our balance sheet.

Operator

And we'll go next to Patrick McKeever with MKM Partners.

Patrick Gerard McKeever - MKM Partners LLC, Research Division - MD, Sector Head, and Senior Analyst

Just wondering, David, if you could give us an update on the Easy Leasing program and also the private-label credit card, the Big Lots Credit Card. That's my first question. And then secondly, just on e-commerce, you talked about a strong performance from an operating standpoint in the first quarter. Does the guidance for the full year still assume that $0.16 to $0.18 operating loss for e-commerce? And also, what are you seeing with e-commerce now that you're a year into it in terms of the mix of sales?

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

David J. Campisi - Big Lots, Inc. - CEO and President

Well, I'll take part of that e-comm thing, and then I'll let T.J. give you the numbers on where we're at as far as the projection for year-end. But we did have a very nice first quarter, Patrick. And the thing that we're learning -- as we said before, we're learning that she's not interested in our maintenance categories, but the patio business was very strong. Lawn and garden, patio furniture, gazebos, camping, all the other categories in there were probably half the volume almost. Soft Home is the second probably highest performing category online as well. But we exceeded our expectations in Q1, and we've been managing what is -- as you well know and we've talked about this in person, is the hardest thing to manage in e-commerce is the shipping, right? And I would say that T.J. and the team, Lisa meet weekly, and we've done a really good job of creating shipping offers that are very compelling that it doesn't have to be free on those big-ticket stuff. And that's worked very, very well. So pleased with that, and we're working on this thing that's called SDF or supplier direct fulfillment. And I would tell you that we have one of our strongest vendors out of China that was our first offering, and we outperformed ourselves, in fact, ran out of -- he ran out of inventory, I should say. So very pleased with how that's all coming together. And I think your first question was about Easy Leasing and the credit card. And obviously, as you well know, they're both critically important. And I'm going to let T.J. because I know he has those kind of numbers in front of him that I don't. But hopefully, that answers your question on e-comm.

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Yes. Patrick, just to round everything out from an e-comm perspective, I'd say, based on first quarter results, we're likely trending towards the better end of the range that we gave you from an e-comm perspective. So volume was a little bit above plan, the operating loss was lower than planned, which are both positive indicators for where we're going. I think the important thing there that is very encouraging for us is our operating loss in first quarter was actually better than in fourth quarter, which is maybe a little counterintuitive to what you might think given the holiday season, but, I think, again, supports our notion that we're still very new in the space. Jennifer is still learning that we're online and transacting online, and this is really our first full season of having a good quality -- first quality goods in lawn and garden and summer and a growing presence in Soft Home and Furniture. So very encouraged by first quarter results. The team's doing a very nice job there in coordinating with our merchant partners and fulfillment in our DCs. So happy with how that's progressing. First part of your question around Easy Leasing and credit card sales, encouraged by the first quarter. I'll say it again. I've said it for 12 quarters now or 13 quarters. We continue to comp the comp in Easy Leasing. Our partners at Progressive continue to collaborate with us and tried to help us grow our business while growing their business. So we comped the comp again in Easy Leasing in the first quarter. As a reminder, that business has grown to upwards of $200 million or more from a business that was 0 not so long ago back in 2013. So we're very encouraged about the opportunities that lie ahead of us in terms of lease to purchase and Easy Leasing with Progressive. Similarly, with our partners at Alliance Data Systems, we grew our credit card business -- or our private-label credit card business very significantly in first quarter. Again, another opportunity for us to incent Jennifer to -- towards our bigger-ticket Ownable, Winnable categories, grow that database of customers that we can then market to. And again, our partners at Alliance Data have worked extremely hard with us to try to get that -- again, I'll call it a start-up, much like our e-commerce business because we just had our first birthday here in the last couple weeks with the launch of the national credit card under the Big Lots name, so still very, very new. And the third thing I would add, and this is a shout-out to our stores team because it marries well with both Easy Leasing and the Big Lots Credit Card and how we're trying to support our Ownable, Winnable categories, the stores team did an excellent job in first quarter supporting the launch of our BIG Coverage warranty program, which, again, supports bigger-ticket programs in our store, primarily Furniture. So a lot of really good -- a lot of good operational execution of lease to purchase, private-label credit card, BIG Coverage, supporting our Ownable, Winnable businesses. Nick and his team are doing a great job in that space, so we appreciate that.

Operator

And we'll go next to Matthew Boss with JPMorgan.

Matthew Robert Boss - JP Morgan Chase & Co, Research Division - MD and Senior Analyst

In the Soft Home and Furniture category, can you just talk about recent trends that you've seen between AUR and number of transactions and just, I guess, the best way to think about the composition going forward to drive continued growth in those 2 categories, Soft Home and Furniture?

David J. Campisi - Big Lots, Inc. - CEO and President

Matt, it's David. I would tell you that the AURs coming out of our guys having the courage and the confidence to step up and buy using QBFV, they're buying higher price points in both top of bed and in our bath area and really across the board in there and not being afraid to step up. And some of the sell-throughs we're getting on price points we've never ever have carried at Big Lots. It has been pretty amazing. So from the standpoint of AUR and sell-through, it's really coming out of improved

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

QBFV and going after -- and I think, in some cases, they've done a really good job of working with our suppliers, negotiating better costs and so on. But it's not -- we're not passing it on to the customer. We're still offering incredible value there. It's really the same story in Furniture. I mean, Martha and Robert and that entire Furniture team are very passionate about figuring out ways to work with their suppliers to still offer great value and also stepping up in -- with higher price points. Same thing happened this spring in our outdoor Furniture department. Like, as an example, for the first time ever, we sold a $1,000 patio set, and it's almost sold through. And next spring, the guys are -- already showed me a few weeks ago that they're going to bring in a $1,299, $1,300, whatever you want to call it, patio set. That's another price point that we've never carried at BIG. So again, it's really our team starting to get comfortable with being able to test the waters and go after higher quality -- higher price points while still offering -- I don't know all those numbers in front of my head, but we used to carry a $3 pillow, and we were afraid to walk away from that thing and sell a lot of units. But now we've got a much higher price point. And we're selling a lot of units, and we're driving double-digit growth. So it's a combination of what I've been saying to you guys for 4 years: continuous improvement, going after edit-to-amplify and figuring out ways to improve the QBFV. And magically, for some reason, it's actually working. So hopefully, that answers your question, Matt.

Matthew Robert Boss - JP Morgan Chase & Co, Research Division - MD and Senior Analyst

That does. And then just one follow-up in the Food category. Can you touch on the changes that you spoke to in your prepared remarks on the competitive landscape? I think you said some competitive ramping that you're seeing. Just any changes you're considering to your pricing architecture in that category?

David J. Campisi - Big Lots, Inc. - CEO and President

Yes. It's funny. We had our board meeting yesterday. We spent a little bit of time on this conversation because, as you well know -- we kind of laughed. We're not sure if it's pronounced Lidl or Leedl, but the battle that's going on out there with the food world is ugly, right? I mean, the 800-pound gorilla has been aggressive on pricing. The guys here in Cincinnati, same thing. And now you've got -- all these have been banging away and banging away for a while now. And now you got another player coming in here. So really, the commentary was focused in on where can we position ourselves. And as we've told you over the years, that one of the differentiations has been the closeout side of that business, and that will continue. And we just got to continue to tweak the assortments and work with our suppliers to make sure that we're out competitively shopping and that we're pricing as close as we possibly can get to all those guys. It's a little bit different model. You hear all these guys talking about deflation, and T.J. and I refused to listen to that word because I think the deflation is really not necessarily in dry grocery. It's more in the perimeter businesses, whether it's lower milk and meat prices and produce and all that kind of stuff. But for us, as you know, that's a convenience play, and we're going to continue to just hone our assortments. And the guys are working so hard to do a better job of editing and editing so that we really stand for something and plus the focus on all the things that are healthy, whether it's gluten-free or so on, and we'll just continue to get bigger. I don't know, T.J., if you had anything.

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Yes. I think the one thing I would add there, Matt, to David's point, is for us Food, as an example, is 15% or 16% of our business, and Consumables is a similar size. So we're talking about maybe 1/3 of our business compared to some of those in our competitive set that are upwards of 50%, 60%, 70% or more, is heavily reliant on Food and Consumables. Our strategy is a little bit different. We're going in a different direction as evidenced by the first part of your question and really trying to accentuate those Ownable categories of Furniture and Seasonal and the opportunity to increase awareness in that category in our stores while we're increasing the value and average item retail. And also, from a Soft Home perspective, although we call it Winnable, the performance has been in line with Ownable. So good for us, and great job by the team. So I think our strategy is maybe slightly different than some of those others out there that are more focused and more heavily dependent on Food and Consumables, and I think that, again, makes us a bit more unique and certainly puts us in a different place or different thought process with Jennifer. And we'll further accentuate that as we move through this year with Store of the Future and the work around brand identity, really trying to make a bigger deal about those things that she tells us she's most interested in, in our store and where we think we have an opportunity to grab share.

Operator

And the next question is from Brian Nagel with Oppenheimer.

Brian William Nagel - Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst

So a couple of questions. First off, just with regard to the cadence of sales in the quarter, it was pretty well documented from a number of retailers out there got a weak February and the impact of delayed tax refunds. So if you look at your business, I know it's hard to analyze it perfectly, but was the weakness in -- early in the period in

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

February, you think, really all related to the delayed tax refunds? And then as you saw the shift to higher comps, was there evidence that the consumer was sort of, say, making up for lost time or just getting back toward normal run rate? And then I have a follow-up.

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Yes. I think we would view more the former than the latter. We think she made up for some lost time but just not enough. And not to be cute with it, but we actually monitor, as we've talked about before, income tax refund activity by day. So we had a very clear understanding of how much money was out there and, particularly our big-ticket businesses, how well they were doing or not doing in the month of February and how well or how significantly they ramped in March and April. And I think the challenge was, for us, and I think you're probably hearing that from other retailers, that some of that business that was missed in February came back and some of it didn't and more of it did not come back than we would have anticipated. However, having said that, I do want to emphasize, and we talked about this on the last call, December, positive comps; January, positive comps; February, tough, tough month across retail; March, positive comps; April, positive comps; solid start to May, comfortably in positive territory. So we do believe there's enough indication and enough data to support that February was a one-off. And it's unfortunate because it broke the string and now we've got to start at one with second quarter, but we don't believe it's indicative of something that we need to do different from a strategic standpoint. Other than -- as we think about planning for next year, it's hard to imagine a scenario with what happened this year and with whatever, if anything, comes about with tax reform, that those tax refund checks are going to come out any earlier than they did this year. So as we think about next year and first quarter, you start to think about tax-time selling as a March and April event and less so about February. So those are all things, Brian, that we're thinking about as we analyze this year and really trying to strategically position the business for a year from now.

Brian William Nagel - Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst

Got it. That's really helpful. And then the second question I had, maybe a little bit longer term in nature, but look, I think, as I look at your business model, I'm sure the people did the same analysis that, I mean, one of the big positives here has been your consistent ability to leverage expenses with lower, in some cases, even a negative comp as most recently. As you look at the expense line, I mean, how long will we be able to continue to maintain the limited expense growth? Or in other words, are there any pressures down the road that could impact your ability to continue to do that?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

I think there's a couple of ways to look at that. I think, if there are pressures that we, I'll say, worry about, which is probably not a great word, that we are sensitive to, are the ones that are outside our control, Brian. So we talked about it for this year, and the wage pressure in certain states around the minimum wage certainly is there for us. It's there for others, similarly in our distribution centers. So we understand that. And we'll do the right thing for our teams, and we'll attract the talent that we want to attract. So that is a pressure that probably isn't a 1-year thing. I think absent that, though, the team does an incredible job of being very, very collaborative and trying to be as frugal as possible in a lot of different areas of the business. And we don't talk about a lot of the singles and doubles that we get or LED lighting or how we're looking at recommissioning our energy management systems and how we're looking at -- thinking about floor care differently and going from a number of suppliers down to a handful of national suppliers. Those are all things that I think our board and our shareholders expect us to do, and we continue to do that. I think the only piece, and we'll talk more about this when we get to our Analyst Day in September, is as we think about rolling out brand identity and as we think about taking whatever learnings we achieve from store of the future and extrapolating those then on the chain, that's a cost we don't have today. Now there should be an expectation that we continue to drive positive comps and, even in those stores, maybe a little bit better comps. So all of that gets -- needs to get factored in as we think about the forward view that we're going to talk about at our Analyst Day in September. What I am confident in is this year that we're in, we've not run across anything in the first handful of months that's big and scary from an expense standpoint. If anything, we're saving money relative to our plan because, again, as David mentioned in his opening comments, it's one team with one goal. The last 3-plus years have been very, very strong for our company as we've repositioned, and people have done very, very well from a bonus and compensation standpoint. So everyone gets the game. Everyone gets the fact they have to drive consistent comps and do the right thing from a cost perspective as we reposition the business. So I feel very good about how the cost structure is set up for the balance of this year.

David J. Campisi - Big Lots, Inc. - CEO and President

And I would just add to that last comment, while taking care of Jennifer.

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Yes.

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

David J. Campisi - Big Lots, Inc. - CEO and President

The teams are razor-focused on who signs all of our paychecks. And it's really part of our culture, and it's why we're winning. So...

Operator

Our next question is from Anthony Chukumba with Loop Capital Markets.

And we will go next to Brad Thomas with KeyBanc Capital Markets.

Bradley Bingham Thomas - KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

Hoping to ask a question on Store of the Future and then a clarification on the guidance. Starting with the store of the future, hoping you could just give us an update on how that is coming along, some of the enhancements that you're putting in place and just your latest thoughts on what the company would like to see from a return standpoint in order to accelerate that kind of a rollout over the coming years.

David J. Campisi - Big Lots, Inc. - CEO and President

Like a fly on the wall.

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

I think he was there.

David J. Campisi - Big Lots, Inc. - CEO and President

Do you want me to start with Store of the Future?

And you can add some color, too. We talked a lot about what you just asked, so we'll try to give you as best a balance of color on this as we can. Hopefully, I'm going to see you in September because you will see the Store of the Future right here. It's coming along very nicely. I couldn't be more excited. I would tell you this is probably -- on top of creating the QBFV, edit-to-amplify strategy for the company and seeing it come together with our KRA teams and the execution come together, this is the next phase, Brad, for Big Lots to stay relevant in this crazy retail environment we all live in. And it's hard to -- again, it's hard to explain. I've got a, I don't know, 25-, 30-page deck in front of me here, but we will be touching everything, and we will be taking the brand identity components that have been created, which, by the way, is some of the best work I've ever seen in my entire career when it comes to understanding brand. So I don't know how far you want me to go on this call, T.J., but I could get out of control here because it really is exciting stuff. But this is going to be focused on a combination of different -- you're still going to see gondolas in the store, but you're going to see some changes in fixturing. You're going to see incredible changes in the front end with -- finally, we're going to have real checkout stands that you can actually put your merchandise on, which, believe it or not, is a huge customer service thing. We're going to be softening up the messaging in the stores; removing a lot of sign pollution; changing the floors; as I said on a prior earnings call, making that trip more fun; creating vignettes in Furniture that stand out like you cannot believe. In the discount space, none of this stuff's being done. So again, it's an exciting time for the company, and we got the team fired up like you can't believe to take this one and run with it. And again, softening it up, creating an environment for Jennifer so when she comes in, she's greeted with hello and then when she's leaving, she's also greeted with thank you for shopping in your community Big Lots. So I think part of that is going to be something you'll hear more about. I said in the prepared remarks, I used the word serve, and that's part of our strategy of bringing her into the Big Lots family and being part of the serve big. And we think that we're on to something here that's pretty special, and making that emotional connection, I believe, always have, is critical. So that kind of, hopefully, answers a little bit about Store of the Future. But we are working with a store out there, is work -- the flooring's going in, paint's going in. A lot of work happening. We're -- these guys are working it, close through open, and have been at it, T.J., what, for 10 days, 2 weeks almost now. So it's exciting, really exciting. And again, I hope -- Brad, I hope you'll come out in September and see that. And then on the second part of your question as far as what's the expectations, I'm going to hand that over to T.J. because we talked a lot about -- it can't all be just numbers. There is a combination of both, improving the shopping experience. And so T.J., you want to take that one for Brad?

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Yes. I think just to add what David was mentioning in terms of the store, and it will be a focal point of the Investor Day in September. We have one store, one store underway currently, where we've got teams from really all parts of the country coming in to be part of that and help but also to learn, with an expectation that this will be successful and it will come to their markets or their regions soon enough. So the team is very, very excited about it. There's a lot of people, Brad, working really hard kind of overnight, as David said. The HR team is supporting us in a big, big way by a pretty significant effort for hiring here in this store in Columbus. The construction team is pulling overnights along with Nick and his team pulling overnights. The store team there is doing a wonderful job in the store. Jennifer, if she didn't look down at the floor, wouldn't know anything's going on. It's not disrupting her shopping experience during the day. She's seen subtle changes every day. As David mentioned, some of the flooring has started to change. The sign out front has changed. Some of the look and the feel of the front end is changing. So there's a lot of work being done. It's probably a 6-plus week process at this point. Again, our thought process is do one store, get it right so you can then extrapolate it on the balance of test stores, and it's been encouraging so far. What we also talked about, the second part of your question, with our board is this can't -- from our perspective, we're not thinking about this just from a numbers point of view. We know, in this group of stores, we're likely spending more than we will if we roll it out because we're trying to do it quickly, and with a greater number of stores comes scale and comes lower costs. So I hesitate to put a model out there on these remodels when we have one store that's 10 days old in terms of construction. But what I would share is that when we've done store remodels in the past or when we've done what we call blend and extends, where our real estate team works with our landlord partners and they actually help us fund a remodel in exchange for longer term, so we've got examples of both of those that are pretty significant changes to the store, not as significant as what we're doing with store of the future and certainly not including the brand identity elements that David mentioned, which are part of store of the future. When executed well and maintained, store remodels or blend and extends, we feel pretty comfortable that we could see a mid-single-digit comp lift. I guess our point of view is that's a good start because the change in Store of the Future and the brand elements, we do think, are stronger than what we have done in remodels in the past or blend and extend. So hopefully, that gives you a little bit of perspective, Brad, and others because I'm sure others had maybe a similar question kind of jotted down for later in the queue. The other thing I would suggest is when you walk in the Store of the Future, you're going to see a pretty significant shift in how categories are positioned in the store. It shouldn't be a surprise. We just spent first 10 or 15 minutes on this call talking about our Ownable categories. So those Ownable categories are going to get great real estate in the store so that we can further accentuate and further differentiate the strategy from a merchandising perspective.

Bradley Bingham Thomas - KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

That's very helpful. Well, hopefully, a quick clarification on the guidance. Pretty straightforward that you beat your first quarter guidance by $0.10, the full year guidance is going up by $0.10. Your second quarter guidance, I think would be about $0.03 or $0.04 ahead of what The Street was expecting. So I guess, just if I look at the math for consensus, it would imply that Street numbers in the second half probably need to come down by $0.06 or more. Just any color, T.J., as we think about Q3, Q4 and how you're thinking about your model for the back half would be helpful.

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Yes. I'm not sure how to answer that because we're not going through third and fourth quarter. I would only suggest that we've got -- we probably have a better handle on the calendarization based on our internal plans than the information that you guys have available. So I would just -- hopefully, we've built up credibility in the last now 4 years that David's been here that when we set guidance from an earnings perspective, we deliver it or better. We feel very good about how the business is positioned for second quarter. We feel good about how the business is positioned for the back half of the year because, again, last 6 months, we had 1 month where we were off trend, and I think it's pretty easy to understand why. So I would just suggest that our calendarization is based on what I think are very good internal plans and let you guys determine what you want to do with the back half of the year.

Operator

And we'll go next to Anthony Chukumba with Loop Capital Markets.

Anthony Chinonye Chukumba - Loop Capital Markets LLC, Research Division - Analyst

So just one quick question, and maybe this is hard to quantify, but I thought I'd ask the question anyway. I mean, clearly, delayed tax refunds had a negative impact when you're expecting a 0% to 2% comp and your comp was down slightly. And like you said, it was really -- came down in the month of February. I mean, is there any way to sort of say what that specific headwind was for the entire first quarter?

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

I guess, from our perspective, I don't want to get into the category performance relative to plan and those numbers. I guess what I would suggest is, based on my comments earlier around comp trend, particularly December, January and then subsequently, March, April and May, I think we feel pretty confident, had the tax refunds been aligned with the prior year, that we would have been in our range of guidance and let you determine where you think we would have ended up in the range. But a flat to 2% versus a negative 0.9% extrapolated across $1.3 billion in the first quarter suggest something in the $20 million to $25 million range. That's not out of bounds. I mean, that's the kind of challenges we were up against in the month of February. So had we not had positive trend in December and January, Anthony, or had we not seen a sharp rebound in sales in March and April and then continued momentum in May, I think we'd have to question my comment on February. But I think given the trend of positive comps, I think we all feel comfortable that we would have been in the range for the quarter had things lined up with the IRS a little bit better.

Anthony Chinonye Chukumba - Loop Capital Markets LLC, Research Division - Analyst

Got it, okay. That's fair enough. That's helpful. And then just sort of a related question, I mean, is it a fair assessment that the delayed tax refunds most significantly hurt the Furniture business, where we did see still positive comps but a bit of a sequential deceleration? Is that a fair statement?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Yes, yes, yes. And again, the same phenomenon that happened in total happened in Furniture, positive fourth quarter in, I think, the mid-single digits, if I recall correctly. February was down double digits overnight, and as we moved into Marple, again, solid double-digit rebound in Furniture. And as we're sitting here in the first month of the new quarter, in the month of May, Furniture's are - Furniture's comps are back in the mid-singles to high singles. So I don't know how to state it any clearer, and we don't like to make excuses, but when the money's not out there, the money's not out there in February. So it was really clear to us by category. Additionally, I'd suggest the attachment, which continues to grow based on better merchandising in store, better plans by the merchants working with the operations teams on how to present the attachment, and Soft Home continues to grow. So there was some headwind for Kevin and his team, too, no doubt. But just given the sheer size of Furniture and the volume we do in first quarter, it was more pronounced there.

David J. Campisi - Big Lots, Inc. - CEO and President

Especially February, with -- that's one of our largest mattress months and Presidents' Day sale. So definitely an impact. And I would just say, too, to the -- what -- actually the good news, if you want to call it good news, is we really did learn that there was a lot more Soft Home attachment to Furniture than we thought based on that performance. But Anthony, you're a smart guy. We talked a lot about this business. And I've been kind of surprised, I've spent 30-plus years in apparel, and I never -- we never talked about tax returns. Martha and I talk about that all the time, but this last 2 weeks, I've never seen anything like it. It's like every apparel, footwear company that's coming out with their results is blaming it on the tax refund. So those opening price points are not higher prices. So that, I guess, for me, it's been a real learn because the government releases those daily payments, as you well know. And as T.J. and his team have done an incredible job of what I like to call inspect what you expect. So we were watching it daily, and there was a point in time I think that by the end of February, the IRS was $60 billion behind NOI. So that makes it rather difficult to maneuver in those big-ticket areas for sure.

Operator

We'll go next to Alvin Concepcion with Citi.

Alvin C Concepcion - Citigroup Inc, Research Division - VP and Senior Analyst

Just a follow-up on that line of questioning. It sounds like you're pretty thrilled about the comp trends in May. Would you consider it to be a normalized month with no significant benefit from the tax refunds?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Yes. The tax refunds, unfortunately, we think have come and gone, and we -- again, we didn't get back what we would've hoped from February on into the balance of first quarter. I think the opportunity that we're really capitalizing on here in the first 3.5 weeks of May is what we talked about earlier from a Seasonal perspective. We

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

know we were out of business in some key items already last year in April and May. And good news is the team took that learning and purchased the inventory, and we're deep enough now that we feel comfortable we can drive that business through the second quarter. I think that's -- if there's anything unique, Alvin, to May, it's the uniqueness of we're in business in inventory and Seasonal, where last year, we had the high-class problem of selling out early in some styles. So that's the nice benefit to the month of May as it started. Having said that, even if you took Seasonal off of the table or out of the equation, we're still seeing nice comp trends in the balance of store, namely, Furniture and Soft Home. So I know it sounds repetitive, but we keep coming back to Ownable, Seasonal and Furniture and Winnable, particularly Soft Home. If you take those 3 categories in total and look at our 10-K, it's roughly 55% of the business, give or take, that's comping up mid to high singles. That's -- those are key drivers. We think there's a long runway there, and we'll talk more about it as we get to September, and you'll see it in store of the future.

Alvin C Concepcion - Citigroup Inc, Research Division - VP and Senior Analyst

Got it. And wondering if you started seeing any benefit in terms of market share from retailers that have closed stores, particularly in Furniture and maybe other categories, if you're starting to see anything.

David J. Campisi - Big Lots, Inc. - CEO and President

That's a good question. We talked a little bit about that yesterday, too. Pretty hard to measure, Al, but I would say that definitely the retailers, the department store retailers that are in the Furniture, mattress business, we hope to get a little bit of that business as well as Soft Home. And we think we are, based on some of the industry numbers that Martha shared with me yesterday or the day before versus where we're at. And then I would say that one of our biggest brands in mattresses has consistently told us that we're taking share because it's -- and I think I don't need to list the names, you know who they are. But definitely, we are outperforming the industry in mattresses for sure. Lisa and I and Martha and the team were in Tupelo, Mississippi a couple of weeks ago, where they build all of our upholstered furniture. It was quite a fascinating thing to see, and we really were told by the CEO and his team that we are really, really outperforming. So we're pleased with that. As you know, we're razor-focused on it. And that makes a big difference, too, I think not resting on your laurels and staying razor-focused on how do we improve. And the team, candidly, has again had the courage to step up, and Lisa likes to call them the brown poofy upholstered sofas, that they've actually gone after other categories that are really some beautiful quality and fashion and new colors, and that's working as well. So a combination of taking something from those guys. It's hard to put a number to it. I'll take 5% to 10% of it right now.

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

And while David will take the 5% to 10% from a merchandising perspective, I'll take the extra looks on real estate.

David J. Campisi - Big Lots, Inc. - CEO and President

Yes.

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

And we're already starting to engage with landlords and/or bankruptcy proceedings to try to understand where there might be opportunity there. So not to name names, but some of those boxes or some of the concepts that are out there that are a little challenged right now fit nicely for us size-wise, and they're nice and clean to go into and opened as new stores. So I'm encouraged about that opportunity as we move into 2018 also.

Operator

And we'll go next to David Mann with Johnson Rice.

David M. Mann - Johnson Rice & Company, L.L.C., Research Division - Special Situations Analyst

If we could go back to the Food and Consumables category, I believe you've talked about improvement in this category or these categories for several quarters. I guess, I'm curious if you'd elaborate a little bit on what gives you some confidence that execution is really the issue here versus perhaps something a little more structural in terms of how Jennifer wants to shop you versus your competitors.

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

David J. Campisi - Big Lots, Inc. - CEO and President

Good question, Dave, and I'll try to answer it as best I can. I think it was probably me 3 or 4 quarters ago that said we shot ourselves in the foot. Most of the stuff was self-inflicted. I still believe that. And if you walk our stores, you can see the assortments are getting better. And I think by the time we hit June, July with some of the resets, it's even getting better. So we believe in the business. I think what's happened in the last year though, candidly, when I made that call is that, that business has changed a lot from the standpoint of competitiveness, a lot of competitors coming in from out of the United States and growing their footprints. So I think a combination of -- I mean, we're still -- T.J. said it's still 16-plus percent of our volumes. So it's not a small number by any means. I just think that it's much more competitive, and we just have to stay out in there and make sure that we're competitively shopping and pricing while we're improving the quality and brands. Candidly, we didn't talk a lot about that either, the brands that the guys are acquiring in Food and improving the healthiness of, if you will, the snacks and those categories is a big part of that. It just -- this kind of stuff just doesn't get fixed overnight. Would I like to see it move quicker? Absolutely, David. But I believe it's going to come. I believe in this team, and it's a new team. They look at the business completely different than a traditional Food team would, and that we have to because it's a different type of an approach to the business. And I think they're managing the close out part of it much better. So that's where we're at on Food. But I do think if you follow Food right now, in the last year, things have really changed a lot. And you think -- you look at what's going on and how Amazon just opened their first drive-through grocery store. I saw that e-mail come out this morning, not that I think they're doing huge numbers in grocery yet, but they certainly are in the game along with everybody else. And again, all these and Trader Joe's continue to expand. And I think that's, as you probably know, probably putting a hit on one of the larger first healthy grocers. So it's just a changing world out there, and I think we have to be on top of our game, which I believe we are, and continue to offer brands at great value. In Consumables, I mean, I would just tell you that I said earlier that the team has been relentless, from Lisa on down, to acquire brands. And if you go into our stores, you'll know who this big company is that's selling us all the branded over-the-counter medications, and then we also have added a lot of nutritional supplements as well. That's all new for us, and we're starting to see some real traction just -- really happening this week. So we should see significant improvement on the Consumables side, and we believe we're headed in the right direction there. And I think we'll probably see -- probably, I believe, a faster turnaround in Consumables on the bottom line just because of the launch of this extended over-the-counter assortment of medications and nutritional supplements.

David M. Mann - Johnson Rice & Company, L.L.C., Research Division - Special Situations Analyst

David, that's very helpful. T.J., a couple of just quick questions on the guidance. In terms of gross margin, you said last call that your guidance for the year was essentially flat. Looks like with what you did in Q1 and what you're guiding for Q2, you're running ahead. So would you still expect gross margin to be flat for the year? Or would you revise that today? And then secondly, just on the ASU impact on tax in Q1, what should we expect in Q2?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Sure. I think it is fair to assume that the margin rate for the year will be slightly up, based on the outperformance in Q1. So I do agree with that assumption, David. And then I think the second part of your question, you're referring to the equity accounting change in Q1, so the change for how equity is handled from a tax perspective. And there's really 2 things, I guess, a rising share price is a good guide for a lower tax rate in first quarter; and dividends are a good guide for a lower tax rate in first quarter, and we have both of those things working in our favor. So I think the numbers were something along the lines of roughly 80% or 85% of the benefit in first quarter, which is about $3 million after tax. About 80% of that was related to the equity accounting change, and the balance was more about dividends. So hopefully, that adds a little bit of color. Obviously, there are companies out there that are in a similar situation as us. And there are some out there where the share price may be going in a downward direction, that might be putting pressure on the tax number. But for us, a rising share price is a good guide, and dividends -- and an increasing dividend is a good guide.

David M. Mann - Johnson Rice & Company, L.L.C., Research Division - Special Situations Analyst

But all things being equal, we might expect to see similar kind of benefit on the tax line in Q2?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

No, that's a one-time first quarter adjustment as equity vests, yes. So equity vested in first quarter, you saw that in the activities, and that's a onetime first quarter adjustment. Now there'll be a first quarter adjustment next year, too. It just depends on those 2 variables that I mentioned.

Operator

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

And we'll go next to Laura Champine with Roe Equity Research.

Laura Allyson Champine - Roe Equity Research, LLC - Senior Analyst for Consumer and Retail

It's on Furniture where, obviously, you're having great results in terms of sales, but as you think about expanding square footage in that category, does it make sense to have a salesperson posted up in that section of the store, which I've seen inconsistent execution? Any changes in the way you're going to be handling service in the Furniture and mattress part of the store?

David J. Campisi - Big Lots, Inc. - CEO and President

I'll take that, and I know Nick's listening, so he's probably not happy to hear that comment. But we have Furniture team leads in almost every store, Laura, and they are supposed to be over there on a full-time-basis. Now it doesn't mean that there's coverage from 10 a.m. to 10 p.m. or to 9 p.m., but the focus there, last year, when we launched the store revolution, they were all trained on how to sell furniture versus carrying furniture out to somebody's car. I would tell you that the turnover there is better than the average turnover in the stores. So -- but your challenges are always going to be there. I've seen it myself where, once in a while, somebody goes on break on the front end, the Furniture team lead comes over to cover. But we have a strategy in place that's very well put together, very well thought out, that puts that person in the Furniture department. And it's part of the Store of the

Future, I might add, as we change the positioning of that business, it will be much more, how do I want to say this, focal, visual, so that, that person will be positioned where we won't have that problem like we do today. Because a lot of those Furniture departments, as you well know, are in the back of the store. So over time, that should improve. But there is a strategy there, and I've told you this from the day I met you that one of the hardest things at retail is to execute at a high level on all 1,425 or 1,430 stores. But there is a well-written strategy. I don't know what else I can say other than it's disappointing to hear that, but...

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

I think there's 2 things that maybe we could help with there. I'm going on memory, so I'm directionally correct. I think we have coverage in our Furniture department -- or we staffed the Furniture coverage in the Furniture department probably 75% to 80% of the time we're open during the day. So those shoulder hours or maybe early open hours, our assumption and our data suggests that's probably not the best use of hours in the store. But having said that, we are testing expanded coverage in Furniture this year. We mentioned that very early on. That's one of the investments we're making in store payroll, along with testing for coverage in the Seasonal area because you could have a similar conversation there, certainly, at peak selling times but maybe not all hours of opening at a store level. So we're aware it's a challenge. We do our best to try to staff the highest, most productive hours fully, and we're trying to understand what it would mean if we expanded that even further, but I think that the challenge is even expanding it further might not even cover some of those early open hours or late close hours, but might put more people in the department during peak selling times like the weekends or around market share events. But I think to David's point, it's a focal point in Store of the Future so, hopefully, that gets better. Again, that only is going to impact a handful of stores this year and hopefully, a number of stores next year. But I think being aware of it and testing towards something different, hopefully, helps you understand we're aware of it and we're trying to do something about it.

Laura Allyson Champine - Roe Equity Research, LLC - Senior Analyst for Consumer and Retail

And then just a quick follow-on. You mentioned that there's less turnover in that section of the store. Is that because their incentive structure is different in the way that they're benefiting from the growth of that category within Big Lots?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Absolutely. The Furniture team leads are incented based on Furniture sales and performance in the store. So I'd expand that even further, though, to say that our store team leaders and the access to information they have today through their iPad and the dashboards that our IT group has worked with, with Nick and Cathy and the teams on, our store team leaders get the game, too. They understand that if they drive their Ownable business, they got a whole heck of a lot better chance of getting their quarterly sales bonus and controllable profit bonus than if they focus on other categories. So again, it's definitely a focus area in the stores. They get it. Sometimes, execution isn't 100%, but that's definitely a key part of the strategy.

Operator

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

The next question is from Paul Trussell with Deutsche Bank.

Paul Elliott Trussell - Deutsche Bank AG, Research Division - Research Analyst

So David, I hate to use a term that predates you but, in essence, it does sound like you guys are having some success raising the ring. Look, you have a very nice sell-through of better-quality goods. I just -- any stats you can share around what you're seeing from a traffic or conversion or UPT standpoint? And as you think about Store of the Future and driving the comp going forward, how important is it to the model to continue to garner a broader base of customers and see an incremental number of transactions? And separately, there's a number of disruptors, obviously, in the home and furniture industry that we're having conversations about, showcasing rapid growth online. Just, look, you've been very successful over the years. Can you talk about how you plan to protect your turf in Home and Furniture and continue to be a destination going forward?

David J. Campisi - Big Lots, Inc. - CEO and President

That's good stuff. I would tell you, you must have been a fly on the wall yesterday because we talked a lot about how you do that with this -- these categories when you have the, to use your word, irrational guys online. And some of them [referred to] one of them as the Bernie Madoff of the Furniture department a couple of weeks ago. One of you analysts wrote that anyway, not me. But yes, Paul, I appreciate that, that prior to me, but I like to talk about rather than using that terminology because when they were doing raise the ring, that had nothing to do with QBFV. It had to do with just go out and find a really good deal even if it was some junk that no one wanted. So for us, it's a different mentality in how we approach it. It's more about how do you have the confidence and the courage to go out there and improve your assortments and step up your price points. Nothing that's outrageous, but having the courage to do that, and that's what the team has done. I don't care whether it's in upholstery or mattresses or casegoods or Soft Home, all of those guys have stepped up. And we have some new things coming down the pipeline in appliances and floor care that I'm really excited about from improved quality and price point, point of view. So rather than focus on raise the ring, we're just getting the benefit of QBFV and i.e., it falls into AUR. So you have that out there that's really working well for us. But when you talk about traffic and transaction and UPTs and all that, we're heavily focused on basket and UPTs and AUR. And then what T.J. can add some color on, he's closer to it than I am, is sales per shopper rather than looking at conversion. I mean, we look at conversion. I shouldn't say we don't. We do. Nick and his team and Mike, those guys all look at that on a daily, weekly basis. However, we all know that traffic -- yes, I think you got to be really unrealistic to think that traffic in brick-and-mortars all of a sudden, one day going to start increasing again. Maybe it will. Maybe as a lot of these stores go away and they cut back on how many locations they have, maybe we'll see that. Don't personally believe we will, so we have to be razor-focused on taking care of our current shopper. And while, to add to your comment about how do you get new shoppers into the stores, and that's part of what you'll see in September when we talk about brand identity. And brand identity will get rolled out in a bigger way in the spring with not -- the test stores, obviously, for this fall under store of the future will have all the new branding, but we're not waiting and resting on our laurels. We'll make that happen, and we think it's going to create something that's hard to explain, Paul, but it's really about community. And we think that there's a way for us to connect, not only with digital and mobile and all those other omnichannel assets, but also just truly through the emotion of what we're doing. We just launched for the first time, as a company across the United States, our store -- our regional vice presidents have a budget now for local philanthropic charities and then so do our 5 distribution centers. Those things, albeit you guys can't put a number to it, makes a huge difference in the community. And we think that our customers and our noncustomers are going to start crossing the aisle and shopping. So that piece, we believe, is something that we're really excited about when you talk about Store of the Future. But the last thing I would just tell you about protecting the business and how we've done a really good job, if you really study our Furniture business as an example, and including outdoor furniture for that matter, which is a whole different animal when it comes to why we are so strong there, but indoor furniture, our guys are very, very, very good at working with suppliers to -- as an example, we carry the big brand that starts with an S in mattresses, and they work with us. We have top to tops every quarter. The CEO sits in here with me and the team, and we're razor-focused on how to grow that business. And all of our mattresses, they build it all, as you know, first quality, but they're ours alone. They are all special makeup. So those mattresses are ours, and the price points that we play in, whether it's $399, $499 to $599 in some of those categories, it's significantly lower than what, let's say, a specialty large mattress company would carry. So we're -- we have a sweet spot on pricing. It's the same thing on upholstery, where our price points on sofas, loves and recliners, nobody -- I mean, it's very hard to find some national player that can say we're in the same price point as Big Lots, because they're not. So when you go shop all these guys, including the online guys, we're still at a sweet spot that they're not in. So I feel very confident that we're going to be able to continue to comp the comp in there for years to come, just by virtue of how we focus on it and also how we position it for store of the future as well. So hopefully, that helps you understand because when you look at, like I said on -- earlier that we sold a $1,000 patio set this year for the first time at that price point, and the differentiator with us is for the outdoor side of the Furniture, and why we do so well there, not only do we have a great team, a great buyer who the folks in China think he's the best of all of the people who carry patio in the United States of America, which is a pretty powerful statement. We display everything and not everybody does. So all of those things, I just stay razor-focused on them, Paul, and the team does, too. And it's working, and we think it will continue.

Paul Elliott Trussell - Deutsche Bank AG, Research Division - Research Analyst

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

Great, great. I appreciate that. And just very quickly, follow-up, just curious on your thoughts on this since it's a topic of discussion. Our consumer finance and credit card analysts here has kind of suggested that there's a few data points that suggest the lower-income consumer has tapped quite a bit of debt, and may need to delever a bit before resuming big-ticket purchases and borrowing. Do you see any evidence of this? And generally speaking, how do you feel about your core consumer's health?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Yes, I'll take that one, Paul. I did see the report that your person put out. I thought it was well done and easy to understand. What I don't see is trends of that impacting our business. So while I understand it and while it might apply to other forms of retail or just general marketplace, I'll go back to a comment I made very early on: we're seeing continued strength in our Easy Leasing program, and it's comping the comp. We're seeing consistent approval ratings in our Easy Leasing programs, so that doesn't necessarily suggest that our partners at Progressive, from a risk standpoint are seeing risk in our consumer base. We're seeing nice growth in our private label credit card program and also consistency in approval ratings there as well. So I can only go on the data points that we have available to us. And again, we're not making the credit decisions on either of these programs and we're certainly not carrying the credit risk. But penetration and growth in these 2 forms of financing and approval ratings, I think, suggest that we're not seeing that same trend in our business currently. Maybe we're a laggard, maybe it comes later, I'm not sure. I can't forecast that. I can only focus on what we're seeing in current results.

Operator

And we'll go next to Sean Kras with Barclays.

Sean Stephen Kras - Barclays PLC, Research Division - Research Analyst

I have a follow-up to an earlier question because I would think that competitor store closures would probably be a headwind in the short term as your inventory is marked down, although a longer-term tailwind probably. Would you agree that that's fair?

David J. Campisi - Big Lots, Inc. - CEO and President

Well, I guess I'll answer part of that, Sean. I continue to say it's really hard to tell. One of our board members made a comment yesterday about a space that I'm very familiar with that -- in that, that big bankruptcy last year was pretty significant. And then obviously, the going out of business sales had an impact on the guys that are still in that business. But I mean, you probably can look at that quarter that just came out last week or the week before, and you're 18 months past that time period almost or at least a year. And you've got a bunch of other guys in that space that went under as well, and it appears that either February impacted that business or they're just not getting the love they thought they would get. So I don't want to get ahead of my skis or whatever word you want to use to say that I think after they liquidate all this inventory, that suddenly we're going to get the benefit of those stores closing. But -- and I'll knock on wood right now and say God bless, I'd love to get that. I just don't know how to put a number to it. I guess, logically, to your point, you would think somebody's going to get it. Well, maybe it just gets spread out. But we always talk about just like February with Furniture, used to happen to me all the time with apparel; if you had bad weather in the summer or really warm weather in the winter, you just never got it back. I mean, and you just like, I don't know, can never explain that phenomenon, but it's definitely something that the team, we talk about it almost every week that we certainly are hoping that we do get some benefit from those store closings. T.J., I don't know if you want to...

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Yes. Sean, I mean -- and your characterization is certainly fair. If we have a Big Lots store next to a store that closes, the liquidation period probably doesn't help our business. And then our business, if it's going to get any benefit, comes after the store's formally closed. I think that -- well, I know, I don't think. I know our team is -- in FP&A is looking at it store by store. We've got all the store closing locations. We're monitoring it. It's not as clean as every store is closing at the same time either, which further complicates it. So it does have a longer tail that we need to look at and understand, and we'll continue to do that. I think the important thing is, to David's point, we're not running our business based on it. We're not out purchasing additional inventory as a result of it or taking on additional liability as a result of it. And we'd just increase sell-through of existing product and probably drive higher margins if it were to occur, and we would react more long term. But I go back to what I mentioned in one of the previous questions, too, one of the pieces that I can see and touch and feel is as these stores close, the pipeline from a real estate perspective gets a little bit healthier. That, I can see and touch and measure. And hopefully, that has a positive impact probably not this year, but on into '18 and '19.

Sean Stephen Kras - Barclays PLC, Research Division - Research Analyst

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

Okay. And David, in the past, you've said that you don't believe Big Lots is getting recognition from Jennifer for the various improvements in the store and evolution of the brand. So I'm wondering if you could talk maybe about how you're communicating with her a little bit differently this year.

David J. Campisi - Big Lots, Inc. - CEO and President

Well, and that's what this whole brand identity word that's been going on for the last 6 or 8 months, Sean, that's sitting here in front of me that you guys will see in September if you come out to Columbus. And what we learned is an amazing amount of things about her. And the reason we wanted to go after brand identity was to clearly understand why she's not recognizing. And when I say she, the Jennifer that's our Jennifer that's shopping Big Lots, she's given us credit for what we're doing. Obviously, when you look at the ownable category, she's -- definitely loves what we're doing, and Soft Home is continuing to perform consistently for the last 36 -- or I should say, the last 3 years. But it's really the -- it's the other Jennifers that stopped shopping Big Lots probably before I even came to Big Lots because, as you well know, we were a store full of stuff with no point of view. And today, that's different. So we -- this brand identity Store of the Future thing is all about winning her back and also creating an amazing shopping experience for our existing Jennifers. And so it's a combination of all that. I think if you guys, if you come out, you're going to see something that you're going to walk away going, "Wow." I mean a big wow. It's a lot of work that we've done, and there's a lot more coming. We've made some changes in marketing, and we think we're going to have a different media buy coming our way for the back half of this year. And we're excited about the new team that's onboard there, a third party. And we continue to do things that we think, because of our size, we're moving with speed in a sense. And even though we're a big test-and-learn organization, we're getting things done. And it's hard for me to explain brand identity on the phone. I know T.J.'s chomping at the bit over there, he wants to add to this. But it is something that we just obviously came off of a 2-day board meeting, and everybody's really excited because what we're going to do here is not being done, pretty much all I can say. So T.J., did you want to add to that at all?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

No, I think you hit everything.

David J. Campisi - Big Lots, Inc. - CEO and President

Okay. Does that answer your question, Sean?

Sean Stephen Kras - Barclays PLC, Research Division - Research Analyst

Yes. Well, I guess we'll get more details in September, so I'm looking forward...

David J. Campisi - Big Lots, Inc. - CEO and President

You'll get a lot more detail. Yes, you will.

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Okay. Thank you, everyone. Eric, will you please close the call with replay instructions?

Operator

This call will be available for replay beginning May 26, 2017, at 11 a.m. Central Time until June 9, 2017, at 11 a.m. Central Time. You may access the replay by dialing either (719) 457-0820 or (888) 203-1112 and entering the passcode 5856504. This concludes today's call. Thank you for your participation, and you may now disconnect.

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MAY 26, 2017 / 12:00PM GMT, BIG - Q1 2017 Big Lots Inc Earnings Call

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